                                                                  Exhibit 99.1


                                           FOR IMMEDIATE RELEASE
CONTACT:

Richard Soloway, President                 Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                 Andria Arena (Media)
NAPCO Security Systems, Inc.               Wolfe Axelrod Weinberger Assoc. LLC
(631) 842-9400 ext. 120                    (212) 370-4500; (212) 370-4505 fax
                                           steve@wolfeaxelrod.com



              NAPCO SECURITY SYSTEMS, INC. REPORTS RECORD
                   THIRD QUARTER AND NINE MONTHS REVENUE

- Third Quarter Sales Rise 10% and Earnings Increase $870,000 Over Prior Year

AMITYVILLE, NEW YORK - MAY 6, 2004 -- NAPCO Security Systems, Inc., (Nasdaq:
NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its third quarter and nine months ended March 31, 2004. All share related items have been adjusted to reflect the previously announced 2-for-1 stock split which was effective as of April 27, 2004.

Net sales for the third quarter ended March 31, 2004 were a record $14,742,000, an increase of 10% from $13,406,000 reported for the same quarter a year earlier. The net income for the quarter was $734,000, or $0.11 per fully diluted share, compared to a net loss of ($136,000), or $(0.02) per fully diluted share, as restated, for the same year ago period.

Net sales for the nine months ended March 31, 2004 increased 1% to a record $39,206,000 from $38,990,000 reported for the nine months ended March 31, 2003. The net income for the first nine months of fiscal 2004 was $1,180,000, or $0.17 per fully diluted share, compared to a net loss of ($174,000), or ($0.03) per fully diluted share, as restated, for the same period a year earlier.

Richard Soloway, Chairman and President stated, "The record third quarter and nine months revenue results this year reflect the increasing market acceptance of NAPCO's diversified lines of advanced security product solutions, as well as the vitality of the security business in today's global climate. As the last major independent manufacturer in the industry, selling through our realigned, nationwide independent distribution channel, we have experienced strength across all of our product sectors and markets. Our higher-margin items, including access control products in particular, produced by Alarm Lock and Continental Instruments, are showing strong growth."

                                                                      - More -

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Soloway added, "Several economic factors are favorably impacting our results.
Housing has been strong throughout the year and is expected to continue to be a significant driver of economic growth over the near to intermediate term. With the heightened awareness "security" occupies in the public's mind, perpetuated by daily news media, residential security is now standard, as opposed to an option in new home construction. Similarly, Homeland Defense continues to be a rising economic force as governments, both state and local, continue to secure funding and devote record spending to security projects. New regulations have seen businesses large and small following suit, stepping up their security requirements. And, these factors all cumulatively combine to increase demand for all Napco security product segments, from burglary and fire alarm systems, to electronic locks and exit alarms, to computerized integrated access control, video and ID systems."

"The development of the new security technologies that protect people and property globally has long been a key Napco strength and a factor in the success and strength of the popular NAPCO, Alarm Lock and Continental security brands. Creating innovative products is the lifeblood of a high-tech enterprise and to sustain this effort, we have consistently reinvested 7% to 8% of revenues on R&D annually. As a result, many new products are launched each year such as those recently introduced at the March 2004 International Security Conference ("ISC Trade Show") in Las Vegas, one of the largest security shows in the world. Undoubtedly, NAPCO's emphasis on R&D has been a significant factor in maintaining the company's leadership market position in advanced security products and systems."

As of March 31, 2004, NAPCO's balance sheet was strong. Working capital was $27.6 million and the current ratio was 4.4-to-1. The book value, revised for the recent 2-for-1 stock split, was $5.10 per share. Long term debt has been reduced to $10.2 million compared to $16.1 million at the end of last year's third quarter, a decline of $5.9 million. Lower debt and lower rates have reduced the interest expense burden significantly. Inventory is approximately $16.5 million compared to $19.2 million at the end of last year's third quarter.

Mr. Soloway concluded, "NAPCO's performance in the third quarter was highly satisfying and we anticipate that our final quarter, historically the best quarter of our fiscal year, will continue to show the impact of increased volume to our bottom line. In summary, we are prepared for significant growth and very optimistic about our future."

                      _________________________________

NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $25 billion.

For more information on NAPCO and its subsidiaries, please visit the Company's web site at: www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.


                                                           - Tables to Follow -

                  NAPCO SECURITY SYSTEMS, INC AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                (in thousands, except share and per share data)


                                       Three Months Ended           Nine Months Ended
                                            March 31,                   March 31,
                                       2004          2003*          2004         2003*
                                       ----          ----           ----         ----
                                                   (restated)                  (restated)
Net Sales                           $ 14,742     $ 13,406       $  39,206    $  38,990

Cost of Sales                         10,120        9,910          27,049       28,877
                                      ------        -----          ------       ------

   Gross profit                        4,622        3,496          12,157       10,113
Selling, General and
   Administrative Expenses             3,363        3,487           9,945        9,913
                                      ------        -----          ------       ------

   Operating income                    1,259            9           2,212          200
                                      ------        -----          ------       ------

Interest Expense, net                    101          141             331          577
Other (Income)Expense, net                30           69              66         (118)
                                      ------        -----          ------       ------

                                         131          210             397          459
                                      ------        -----          ------       ------

   Income (loss) before provision
      (benefit) for income taxes       1,128         (201)          1,815         (259)
Provision (benefit) for income
      taxes                              394          (65)            635          (85)
                                      ------        -----          ------       ------

   Net income (loss)                $    734     $   (136)      $   1,180    $    (174)
                                    ========     ========       =========    =========

Net income (loss) per share:

        Basic                       $   0.11     $  (0.02)      $    0.18    $   (0.03)
                                    ========     ========       =========    =========

        Diluted                     $   0.11     $  (0.02)      $    0.17    $   (0.03)
                                    ========     ========       =========    =========

Weighted average number of shares
  outstanding

        Basic                      6,706,752    6,607,392       6,555,282     6,697,492
                                   =========    =========       =========     =========

        Diluted                    6,947,574    6,607,392       6,772,018     6,697,492
                                   =========    =========       =========     =========

   * Please refer to the March 31, 2004 SEC Form 10-Q filing for information on the restated 2003 results.

                                                                        - More -
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                  NAPCO SECURITY SYSTEMS, INC AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (unaudited)
                       (in thousands, except share data)

                                                                   March 31,      June 30,
        ASSETS                                                       2004          2003*
                                                                     ----          ----
                                                                                (restated)
Current Assets:
        Cash                                                      $ 1,488        $ 1,794
        Accounts receivable, less reserve for doubtful accounts:
        March 31, 2004         $305
        June 30, 2003          $215                                15,905         17,425
        Inventories, net                                           16,464         16,922
        Prepaid expenses and other current assets                     623            525
        Deferred income taxes                                       1,253          1,253
                                                                   ------         ------

        Total current assets                                       35,733         37,919
        Property, Plant and Equipment, net                          9,086          9,466
        Goodwill                                                    9,686          9,686
        Other assets                                                  169            278
                                                                   ------         ------

                                                                  $54,674        $57,349
                                                                  =======        =======

        LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
        Current portion of long-term debt                         $ 1,900        $ 1,900
        Accounts payable                                            3,027          3,374
        Accrued expenses                                              805          1,812
        Accrued salaries and wages                                  1,496          1,501
        Accrued income taxes                                          924            489
                                                                   ------         ------

               Total current liabilities                            8,152          9,076
Long-term debt                                                     10,175         14,100
Deferred income taxes                                                 816            816
                                                                   ------         ------

               Total liabilities                                   19,143         23,992
                                                                   ------         ------

Shareholders' Equity:
        Common stock, par value $.01 per share; 21,000,000 shares
         authorized, 6,960,632 and 6,397,392 shares issued,
         respectively; 6,960,632 and 6,397,392 shares
         outstanding, respectively                                     70             68

        Retained earnings                                          35,461         33,289
                                                                   ------         ------

               Total stockholders' equity                          35,531         33,357
                                                                   ------         ------

                                                                  $54,674        $57,349
                                                                  =======        =======

       * Please refer to the March 31, 2004 SEC Form 10-Q filing for information on the restated 2003 results.

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